                                                                      Exhibit 11

                           STATEMENT RE COMPUTATION
                            OF PER SHARE EARNINGS


                                       THREE MONTHS ENDED SEPTEMBER 30,               NINE MONTHS ENDED SEPTEMBER 30,
                                       --------------------------------               -------------------------------
                                             1995             1994                        1995              1994
                                             ----             ----                        ----              ----
 Net income                             $  1,535,000       1,099,000                  $  3,401,000         1,527,000
                                        ============       =========                  ============         =========

 Weighted average number of
 common shares outstanding
                                           3,836,063       3,836,063                     3,836,063         3,836,063
                                        ============       =========                  ============         =========

 Net income per share
    of common stock                     $       0.40            0.29                  $       0.89              0.40
                                        ============       =========                  ============         =========




NOTE: Outstanding stock options are excluded from the computation as the effective dilution in earnings per share data is less than 1%.